UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 30, 2006

BORLAND SOFTWARE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-10824	94-2895440
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20450 Stevens Creek Blvd, Suite 800

Cupertino, California 95014

(Address of principal executive offices, including zip code)

(408) 863-2800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

Agreement of Purchase and Sale

On May 30, 2006, Borland Software Corporation, a Delaware Corporation (“Borland”) and Fowler Property Acquisitions, LLC, a California limited liability company (“Fowler”) entered into an agreement of purchase and sale (the “Purchase Agreement”). The Purchase Agreement contemplates that Borland will sell to Fowler its properties located at 1700 and 1800 Green Hills Road in Scotts Valley California, consisting of approximately 136,000 square feet of space, as described in the Purchase Agreement (the “Properties”). The purchase price for the Properties is $12 million. Consummation of the sale of the Properties is subject to customary closing conditions, including, among others, Fowler’s review of the Properties and approval of the Purchase Agreement by Borland’s board of directors. In addition, the Purchase Agreement provides that at closing, Borland and Fowler will execute a lease, whereby Borland will lease back from Fowler a portion of the Properties consisting of approximately 33,000 square feet of space. Subject to the terms and conditions set forth in the Purchase Agreement, the sale of the Properties is expected to be consummated 60 days after the signing of the Purchase Agreement.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is attached hereto as Exhibit 10.1 and the terms of which are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

10.1	Agreement of Purchase and Sale dated May 30, 2006 between Borland Software Corporation and Fowler Property Acquisitions, LLC

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BORLAND SOFTWARE CORPORATION

By:	/s/ TIMOTHY J. STEVENS
Timothy J. Stevens
Senior Vice President & General Counsel

Date: June 5, 2006

EXHIBIT INDEX

Exhibit No.	Description

10.1	Agreement of Purchase and Sale dated May 30, 2006 between Borland Software Corporation and Fowler Property Acquisitions, LLC